Exhibit 15.1

Management’s Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended). Management assessed the effectiveness of the company’s internal control over financial reporting as of September 30, 2006 using criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and believed that the Company maintained effective internal control over financial reporting as of September 30, 2006. The Group’s system of internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the consolidated financial statements in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements and even when determined to be effective can only provide reasonable assurance with respect to financial statement preparation and presentation. Also, the effectiveness of an internal control system may change over time.

Our assessment of the effectiveness of our internal control over financial reporting as of September 30, 2006 has been audited by PricewaterhouseCoopers, an independent registered public accounting firm, as stated in their report which is included herein.

November 17, 2006,

By:	/s/ KARL L. HOLZ	By:	/s/ IGNACE LAHOUD
Name:	Karl L. Holz	Name:	Ignace Lahoud
Title:	Chairman and Chief Executive Officer	Title:	Chief Financial Officer

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